Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs Middle Market Lending Corp. of our report dated March 1, 2019 relating to the financial statements of Goldman Sachs Middle Market Lending Corp. which appears in this Registration Statement. We also consent to the references to us under the headings “Summary Consolidated Historical Financial and Other Financial Data of Goldman Sachs Middle Market Lending Corp.,” “Selected Consolidated Historical Financial Data and Other Information of Goldman Sachs Middle Market Lending Corp.,” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 6, 2020